Exhibit 10.13

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (“Agreement”) is made and entered into as of November 11, 1999, by and between LUFKIN INDUSTRIES, INC., a Texas corporation (the “Company”) and Larry M. Hoes of Lufkin, Texas (the “Executive”).

WHEREAS, the Company currently employs the Executive as a Vice President of the Company; and

WHEREAS, the board of directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to provide certain terms and conditions of the Executive’s employment upon the occurrence of a “Change in Control”, as defined below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other consideration mutually acknowledged, the Company and the Executive (the “Parties”) agree as follows:

1. Term.

The term of this Agreement (the “Term”) shall commence on the date first set forth above (the “Start Date”), and shall continue through December 31, 2001; provided, however, that on December 31, 2000 and on each succeeding December 31, the Term shall automatically extend for one calendar year, unless either party gives written notice to the contrary at least sixty (60) days prior to the date the Agreement would otherwise be extended. Notwithstanding the above, if the Executive’s employment terminates for any reason prior to a Change in Control then, except as provided in Section 2(c), this Agreement shall terminate.

2. Employment.

(a) If, during the Term, a Change in Control occurs while the Executive is employed by the Company, the Company shall continue to employ the Executive, and the Executive shall remain in employment, subject to this Agreement, for the period commencing on the Effective Date (as defined below) and ending on the earlier of (A) the second anniversary of such date, or (B) the first day of the month coinciding with or next following the Executive’s Normal Retirement Date (the “Protection Period”).

(b) For purposes of this Agreement, the Effective Date shall be the date on which occurs the earliest of the following events, each of which is hereinafter referred as a “Change in Control”:

(i) any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an executive benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) together with its “Affiliates” and “Associates”, as such term is defined in Rule 12b-2 of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the Company’s common stock or of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii) the shareholders of the Company approve a merger or consolidation of the Company with any other company other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 25% of the combined voting power of the Company’s then outstanding securities; or

(iv) the shareholders of the Company “adopt a plan of complete liquidation of the Company or approve an agreement for the sale, exchange or disposition by the Company of “all or a significant portion of the Company’s assets,” which for this purpose shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or any subsidiary (including the stock of any subsidiary) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than 35% of the fair market value of the Company (as hereinafter defined). For purposes of the preceding sentence, the “fair market value of the Company” shall be the aggregate market value of the outstanding shares of common stock of the Company (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the shares of common stock of the Company shall be determined by multiplying the number of shares of the Company’s common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the market value per share immediately preceding the Transaction Date or by such other method as the Board shall reasonably determine is appropriate. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of common stock of the Company or by such other method as the Board shall reasonably determine is appropriate.

(c) If the Executive’s employment with the Company is terminated other than for Cause prior to a date on which a Change in Control occurs or if the Executive’s employment with the Company is affected prior to the date on which a Change in Control occurs in a way which if occurring after a Change in Control would constitute Good Reason (as defined in Section 4.4(b) of this Agreement), and it is reasonably demonstrated that such termination or effect (1) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with or anticipation of a Change in Control, then both the Change in Control and the Effective Date shall be deemed to have occurred on the date immediately prior to such termination of employment or effect upon the Executive’s employment and the Executive’s rights shall be as determined under Section 4.4 below on such basis.

3. Terms of Employment.

(a) Position and Duties.

(i) During the Protection Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date, or any office or location less than thirty-five (35) miles from such location.

(ii) During the Protection Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Protection Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an executive of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto), subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation.

(i) Base Salary. During the Protection Period the Executive shall receive a base salary (“Base Salary”) at a monthly rate at least equal to the highest monthly base salary paid or payable to the Executive by the Company during the thirty-six month period immediately preceding the month in which the Effective Date occurs. During the Protection Period, the Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to other key executives of the Company and its subsidiaries. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Base Salary shall not be reduced after any such increase.

(ii) Annual Bonus. In addition to Base Salary, the Executive shall be awarded, for each fiscal year during the Protection Period, an annual bonus (an “Annual Bonus”) in cash at least equal to the highest bonus payable to the Executive from the Company and its subsidiaries in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs.

(iii) Incentive, Savings and Retirement Plans. In addition to Base Salary and Annual Bonus payable as hereinafter provided, the Executive shall be entitled to participate during the Protection Period in all incentive, savings and retirement plans, practices, policies and programs applicable to other key executives of the Company and its subsidiaries, in each case providing benefits which are the economic equivalent to those in effect or as subsequently amended. Such plans, practices, policies and programs, in the aggregate, shall provide the Executive with compensation, benefits and reward opportunities at least as favorable as the most favorable of such compensation, benefits and reward opportunities provided by the Company for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other key executives of the Company and its subsidiaries.

(iv) Welfare Benefit Plans. During the Protection Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries, at least as favorable as the most favorable of such plans, practices, policies and programs in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter with respect to other key executives of the Company and its subsidiaries.

(v) Expenses. During the Protection Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives of the Company and its subsidiaries.

(vi) Fringe Benefits. During the Protection Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives of the Company and its subsidiaries.

(vii) Office and Support Staff. During the Protection Period, the Executive shall be entitled to an office or offices of a size and with furnishing and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its subsidiaries at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other key executives of the Company and its subsidiaries.

(viii) Vacation. During the Protection Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives of the Company and its subsidiaries.

4. Termination of Employment.

The Executive’s employment is subject to termination during the Protection Period only as provided in this Section 4.

4.1 Death or Disability.

If the Executive’s employment is terminated due to his death or total disability, as determined under the Company’s applicable long-term disability plan, this Agreement shall terminate without further obligations to the Executive or in the case of the Executive’s death to the Executive’s legal representatives under this Agreement, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the date of termination of employment (the “Termination Date”), including, for this purpose (i) the Executive’s full Base Salary through the Termination Date at the rate in effect on the Termination Date or, if higher, at the highest rate in effect at any time from the 90-day period preceding the Effective Date through the Termination Date (the “Highest Base Salary”), (ii) the product of (A) the Annual Bonus, if any, paid to the Executive for the last full fiscal year and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365, and (iii) any compensation previously deferred by the Executive (together with any accrued interest or other earnings thereon), and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (such amounts specified in clauses (i). (ii) and (iii) are hereinafter referred to as “Accrued Obligations”). All such Accrued Obligations shall be paid to the Executive or in the event of the Executive’s death to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Termination Date. Anything in this Agreement to the contrary notwithstanding, the Executive, or the Executive’s family as appropriate, shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and any of its subsidiaries under all plans, programs, practices and policies relating to disability or family death benefits, as applicable, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect on the date of the Executive’s disability or death with respect to other key executives of the Company and its subsidiaries and their families.

4.2 Termination by the Company for Cause.

If the Company terminates the Executive’s employment for Cause, as defined below, the Executive shall be entitled only to Highest Base Salary and benefits accrued as of the effective date of such termination plus the amount of any compensation previously deferred by the Executive (together with accrued interest or other earnings thereon). Any other benefits shall be determined under applicable plans, programs or other coverages maintained by the Company. For purposes of this Agreement, the term “Cause” shall mean:

(i) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company;

(ii) repeated violations by the Executive of the Executive’s obligations under Section 3 of this Agreement which are demonstrably willful and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; or

(iii) the conviction of the Executive of, or plea of nolo contendere by the Executive to, a felony.

The Executive must be notified in writing of any termination of his employment for Cause, which writing shall set forth in reasonable detail the facts and circumstances relied upon therefor. The Executive will then have the right, within ten days of receipt of such notice, to file a written request for review. In such case, the Executive will be given the opportunity to be heard, personally or by counsel, by the members of the Board who are not then executives of the Company (the “Independent Directors”) and a majority of the Independent Directors must thereafter confirm that such termination is for Cause. If the Independent Directors do not provide such confirmation, the termination shall be treated as a termination by the Company without Cause.

4.3 Termination by the Executive.

The Executive may terminate his employment at any time in which case, except as otherwise provided in Sections 4.4 and 4.5 below, the Executive shall be entitled only to his salary and benefits accrued or earned and vested (if applicable) as of the date of termination, including for this purpose, all Accrued Obligations.

4.4 Termination of the Executive for Good Reason: Termination by the Company without Cause.

(a) In General. In the event the Executive’s employment is terminated during the Protection Period (i) by the Executive for Good Reason (as defined below), or (ii) by the Company without Cause, then:

(i) the Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Termination Date the aggregate of the following amounts:

A. to the extent not theretofore paid, the Executive’ s Highest Base Salary through the Termination Date;

B. the product of (x) the Annual Bonus paid to the Executive for the last full fiscal year (if any) ending during the Protection Period or, if higher, the Annual Bonus paid to the Executive for the last full fiscal year prior to the Effective Date (as applicable, the “Recent Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date and the denominator of which is 365;

C. the product of (x) 2.00 and (y) the sum of (i) the Highest Base Salary and (ii) the Recent Bonus; and

D. in the case of compensation previously deferred by the Executive, all amounts previously deferred (together with any accrued interest or other earnings thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company;

(ii) the Executive shall be entitled to receive a lump sum retirement benefit equal to the difference between (a) the actuarial equivalent of the benefit the Executive would receive under all retirement plans if he remained employed by the Company at the compensation level provided for in Section 3 of this Agreement for the remainder of the Protection Period and (b) the actuarial equivalent of his benefit, if any, actually accrued under the Company’s plans; and

(iii) for the remainder of the Protection Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies as described in Section 3 of this Agreement if the Executive’s employment had not been terminated, including health insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries during the 90-day period immediately preceding the Effective Date, or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives of the Company and its subsidiaries and their families and for purposes of eligibility for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Protection Period, to have retired on the last day of such period and to have satisfied all conditions for eligibility for all such retiree benefits.

(b) Good Reason. For purposes of this Agreement, Good Reason means any one of the following shall have occurred and not been corrected within ten (10) days following written notice to the Company:

(i) the Executive reports to someone other than the chief executive officer of the Company;

(ii) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by the Company or any affiliate which results in a diminution in such position. authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iv) the Company’s requiring the Executive to be based at any office or location other than that described in Section 3 hereof, except for travel reasonably required in the performance of the Executive’s responsibilities;

(v) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(vi) any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

For purposes of this Section 4.4(b), any good faith determination of “Good Reason” made by the Executive shall be final and binding upon the Parties.

4.5 Termination by the Executive Following the First Anniversary of the Protection Period.

In the event that the Executive remains in the employ of the Company on the first day of the month coinciding with or next following the first anniversary of the Effective Date (the “Anniversary Date”), then the Executive may elect the provisions of this Section 4.5 by delivering a notice of termination within the period commencing on the Anniversary Date and ending thirty (30) days after the Anniversary Date (the “Window Period”), resigning as a director if applicable, and officer, and terminating his employment. If the Company receives such notice of termination from the Executive within the Window Period, then the Executive shall be entitled to the same compensation, benefits and other remuneration as described in Section 4.4 applicable to a termination by the Company without Cause.

5. Confidential Information.

The Executive shall not, at any time, except in good faith in the performance of his duties for the Company, divulge any trade secrets or other proprietary or confidential information concerning the accounts, business or affairs of the Company, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge other than by acts of the Executive in violation of this Agreement (except such information as is required by law or legal process to be divulged, in which case he shall give the Company prompt notice of such required disclosure and use his reasonable best efforts, in cooperation with the Company, to defend against any such required disclosure). However, in no event shall an asserted violation of the provisions of this Section 5 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

6. Indemnification.

6.1 If at any time the Executive is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, the Company shall indemnify the Executive and hold him harmless against reasonable expenses (including attorneys’ fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by law.

6.2 Expenses (including attorneys’ fees) incurred by the Executive in appearing at, participating in, or defending any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Company at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the Executive to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified.

6.3 All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(i) The Executive (a) shall promptly notify the Company of any third-party claim or claims asserted against him (“Third Party Claim”) that could give rise to a right of indemnification under this Agreement and (ii) shall transmit to the Company a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of his request for indemnification under this Agreement.

(ii) Within thirty (30) days after receipt of any Claim Notice (“Election Period”), the Company shall notify the Executive (a) whether the Company disputes its potential liability to the Executive under this Section 6 with respect to such Third Party Claim and (b) whether the Company desires, at its sole cost and expense, to defend the Executive against such Third Party Claim by any appropriate proceedings, which proceedings shall be prosecuted diligently by the Company to a final conclusion or settled at the discretion of the Company in accordance with this Subsection 6.3(ii). The Company shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Executive is hereby authorized, at the Company’s sole cost and expense (but only if he is actually entitled to indemnification hereunder or if the Company assumes the defense with respect to the Third Party claim), to file, during the Election Period, any motion, answer or other pleadings which he shall deem necessary or appropriate to protect his interests or those of the Company and not prejudicial to the Company. If requested by the Company, the Executive agrees, at the Company’s sole cost and expense, to cooperate with the Company and its counsel in contesting any Third Party Claim that the Company elects to contest, including without limitation, through the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Executive may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Company pursuant to this Section 6.3 and the Company shall bear his costs and expenses with respect to such participation.

(iii) If the Company fails to notify the Executive within the Election Period that the Company elects to defend the Executive pursuant to Subsection 6.3(ii), or if the Company elects to defend the Executive pursuant to Subsection 6.3(ii) but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Executive shall have the right to defend, at the sole cost and expense of the Company, the Third Party Claim. The Executive shall have full control of such defense and proceedings; provided, however, that the Executive may not enter into, without the Company’s consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Company has delivered a written notice to the Executive to the effect that the Company disputes its potential liability to the Executive under this Section 6, and if such dispute is resolved in favor of the Company by final, nonappealable order of a court of competent jurisdiction, the Company shall not be required to bear the costs and expenses of the Executive’s defense pursuant to this Section 6 or of the Company’s participation therein at the Executive’s request, and the Executive shall reimburse the Company promptly in full for all costs and expenses of such litigation. The Company may participate in, but not control, any defense or settlement controlled by the Executive pursuant to this Section 6.3 (iii), and the Company shall bear its own costs and expenses with respect to such participation. (iv) The indemnification provided by this Section 6 shall apply whether or not the negligence of a party is alleged or proved.

7. Non-exclusivity of Rights.

Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program.

8. Full Settlement.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest at the applicable federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).

9. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by Arthur Andersen & Co. (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Termination Date, if applicable, or such earlier time as is requested by the Company. The initial Gross Up Payment, if any, as determined pursuant to this Section 9(b), shall be paid to the Executive within five (5) days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable to the Executive, it shall furnish the Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9 (c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which the Executive gives such notice to the Company (or shorter such period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order effectively to contest such claim;

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including attorneys fees and any additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claims and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Withholding.

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive, his spouse, his estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

12. Effect of Severance Agreement.

This Agreement contains the entire agreement between the Parties concerning the rights and obligations of the Executive upon a Change in Control and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Parties with respect thereto.

13. Amendments and Waivers.

This Agreement may not be modified or amended except by a writing signed by both Parties. A Party may waive compliance by the other Party with any term or provision of this Agreement, or any part thereof, provided that the term or provision, or part thereof, is for the benefit of the waiving Party. Any waiver shall be limited to the facts or circumstances giving rise to the noncompliance and shall not be deemed either a general waiver or modification with respect to the term or provision, or part thereof, being waived, or as to any other term or provision of this Agreement, nor shall it be deemed a waiver of compliance with respect to any other facts or circumstances then or thereafter occurring.

14. Mediation and Legal Actions.

If a dispute arises out of or related to this Agreement or its breach and if the dispute cannot be settled through direct discussions, then the Company and the Executive agree first to endeavor to settle the dispute in an amicable manner by mediation, under the applicable provisions of Sec. 154.001 et seq. Texas Civil Practices & Remedies Code, as supplemented by the mediation rules of the American Arbitration Association, before having recourse to any other proceeding or forum. If any party to this Agreement brings legal action to enforce the terms of this Agreement against another party to this Agreement and prevails in such legal action, the other party, in addition to the remedy or relief obtained in such legal action, shall be liable for the expenses incurred by the successful party in such legal action including costs of court and the fees and expenses of counsel.

15. Notices.

Any notice given hereunder shall be in writing and shall be deemed given when delivered personally or by courier, or five days after being mailed, certified or registered mail, duly addressed to the Party concerned at the address indicated below or at such other address as such Party may subsequently provide:

To the Company:	Lufkin Industries, Inc.
601 South Raguet
Lufkin, Texas 75901
Attn: Secretary

To the Executive:	Larry M. Hoes
Lufkin, Texas 75901

16. Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

17. Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18. References.

References in this Agreement to the Executive shall be deemed to refer to his legal representative or, where appropriate, to his beneficiary or beneficiaries in the event of the Executive’s death or a judicial determination of his incompetence.

19. Governing Law.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without reference to the principles of conflicts of law.

20. Headings.

The headings of paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21. Counterparts.

This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

LUFKIN INDUSTRIES, INC.

By:	/s/ P.G. Perez

/s/ L.M. Hoes
Larry M. Hoes